Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made between Nuvectra Corporation, a Delaware corporation (the “Company” or “Nuvectra”), and Scott F. Drees (“Executive”).

In consideration of the below mutual covenants and other good and valuable consideration, the parties agree as follows:

1.     Employment Period. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement effective as of March 7, 2016 (the “Effective Date”) and until the third anniversary of the Effective Date (the “Term”). Thereafter, unless written notification is given at least ninety (90) days before the expiration of the Term or any subsequent renewal term, this Agreement will automatically renew for successive one-year periods (each, a “Renewal Term”). Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section 4.1 below. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Employment Period.” For the avoidance of doubt, subject to the terms and provisions of this Agreement, including Section 4 below, the Employment Period may be terminated by either the Company or Executive at will.

2.     Position and Duties.

2.1     During the Employment Period, Executive shall serve as the Chief Executive Officer (“CEO”) of Nuvectra and shall have the normal duties, responsibilities, functions and authority of such position, reporting to the Company’s Board of Directors (“Board”) and such other duties as the Board shall designate and assign from time to time that are not inconsistent with Executive’s position as CEO of the Company. Executive shall render such services to the Company and its Subsidiaries, if any, at the offices currently located at 5830 Granite Parkway, Plano, Texas 75024 (“Executive’s Office”). During the Employment Period, Executive shall serve as a member of the Company’s Board of Directors unless terminated under Section 4.1 below, in which case Executive shall immediately resign from the Board.

2.2     During the Employment Period, Executive shall devote substantially all of Executive’s business time, efforts, energy and skill (except for Company holidays, permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and shall comply with the Company’s published policies and procedures in all material respects. Notwithstanding the foregoing, nothing shall prevent Executive from: (i) serving on the board of directors of no more than two (2) for-profit entities (including the Board of Neuros Medical, Inc.) with the prior approval of the Governance Committee of the Board; (ii) serving on the board of directors of charitable, non-profit organizations and, (iii) participating in charitable, civic, educational, professional, community or industry affairs; and (iv) managing Executive’s passive personal investments; provided, however, such permitted activities shall not in any material respect interfere or conflict with the Executive’s duties under this Agreement or create a potential business or fiduciary conflict.

2.3     For purposes of this Agreement, a “Subsidiary” shall mean any subsidiary corporation of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.       Compensation and Benefits.

3.1     During the Employment Period, the Company agrees to pay Executive a base salary at a rate of not less than $425,000.00 per annum, payable by the Company in regular installments in accordance with the Company’s general payroll practices in effect from time to time, but not less frequently than monthly. Executive’s base salary shall be subject to annual review by the Board or its Compensation Committee and may be increased, but not decreased, during the Employment Period. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement. During any partial years of employment during the Employment Period, the Base Salary shall be prorated on an annualized basis.

3.2     Executive shall be eligible to earn a discretionary performance bonus each fiscal year based upon specific annual objectives that the Board or its Compensation Committee will develop in consultation with Executive. The bonus will be targeted at not less than 80% of Executive’s Base Salary, with actual payment to range from 0 to 160%, depending on Executive’s and the Company’s actual performance.

3.3     On or about April 5, 2016 Executive was granted certain shares (options shares and restricted stock units) under the Plan, as defined below. Executive will be eligible for a grant of equity stock under the 2016 Equity Incentive Plan, as may be amended from time to time (“Plan”). Such grant will be determined by the Compensation Committee of the Board of Directors whose considerations for such grant will include comparable market data for CEO equity grants in companies within Nuvectra’s peer group companies as defined by the Compensation Committee with input from the executive. All such grants shall be subject to approval by the Board and the terms and conditions concerning such grant(s) will be controlled by and subject to the terms of the Plan unless specifically set forth for in this Agreement.

3.4     Executive and Company shall execute the Company’s form indemnification agreements for both officers and directors, as they exist on file with the Securities and Exchange Commission as of the execution date of this Agreement.

3.5     In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit programs for which executive employees of the Company are generally eligible. Further, Executive will be eligible for not less than four weeks of paid vacation per year and may undergo an annual executive physical which cost will be reimbursed by the Company.

3.6     During the Employment Period, the Company shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

3.7     All amounts payable to Executive hereunder and as may be required by this Agreement in the future shall be subject to all required and customary withholdings by the Company.

4.     Termination of Employment.

4.1     Executive’s employment and the Employment Period shall terminate on the first of the following to occur:

4.1.1     Automatically on the date of Executive’s death.

4.1.2     Immediately upon written notice by the Company to Executive for any termination by the Company, including a termination due to Disability (which the Company may, in its sole discretion, make effective on any date later than the notice date).

4.1.3     Immediately upon written notice by Executive to the Company of a resignation for any reason.

4.1.4     The expiration of the Term or Renewal Term in accordance with Section 1 above.

4.2     Upon a termination of Executive’s employment for any reason in Section 4.1 above, Executive shall be entitled to the “Accrued Benefits,” which shall mean: (i) any unpaid Base Salary through the date of termination, payable on the next Company payroll date following termination; (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination, payable on the next Company payroll date following termination and Executive submission of documentation of such expenses; and (iii) all other payments, benefits or fringe benefits earned but unpaid through the date of termination to which Executive may then be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement.

4.3     If Executive’s employment is terminated by the Company without Cause or for Good Reason, then, in addition to the Accrued Benefits, Executive shall be entitled to receive:

4.3.1     Lump sum payment of Executive’s annual Base Salary as in effect on the date of termination and the target bonus for the current year, payable within fifteen (15) days of Executive’s execution and non-revocation of the General Release specified in Section 4.5.

4.3.2     Lump sum payment for 12 months of COBRA continuation coverage premiums under the Company’s group medical plans as in effect from time to time based on Executive coverage as of the date of termination and provided Executive timely elects COBRA continuation coverage;

4.3.3     Lump sum payment of any unpaid annual bonus for any then completed fiscal year, cash LTIP amounts for completed performance measurement periods, and, if terminated after July 1 of the year, payment of a pro-rata annual bonus based on the Company’s and Executive’s actual performance through the date of termination payable within fifteen (15) days of Executive’s execution and non-revocation of the General Release specified in Section 4.5 or, if later, as soon as reasonably practicable following determination of such LTIP or bonus amounts; and

4.3.4     Vesting of all stock held by Executive will continue to vest through the later of: (i) the one year anniversary of the Term, or (ii) the end of the quarter following the date of termination. Further, performance based vesting and awards shall be paid based on the performance of the Company and Executive at and through the time of termination.

4.4     If Executive’s employment is terminated: (i) by the Company without Cause three (3) months prior or twelve (12) months after a Change of Control (as that term is defined in the 2016 Equity Incentive Plan, as may be amended), (ii) by the Executive for Good Reason within 6 months after a Change of Control; or, (iii) by Executive for any reason in the period beginning six (6) months after and ending twelve (12) months after the effective date of the Change in Control, Executive shall be entitled to receive:

4.4.1     Payment of two times (i) Executive’s annual Base Salary as in effect on the date of termination and (ii) Executive’s target bonus for the year, payable within fifteen (15) days of Executive’s execution and non-revocation of the General Release specified in Section 4.5;

4.4.2     Payment for eighteen (18) months (or if Executive would qualify for continuation coverage under COBRA in excess of eighteen (18) months, then the number of months in such extended period not to exceed a total of twenty-four (24) months) of COBRA continuation coverage premiums under the Company’s group medical plans as in effect from time to time based on Executive coverage as of the date of termination and provided Executive timely elects COBRA continuation coverage, payable within fifteen (15) days of Executive’s execution and non-revocation of the General Release specified in Section 4.5;

4.4.3     Payment of any unpaid annual bonus for any then completed fiscal year and, payment of a pro-rata annual bonus based on the Company’s and Executive’s actual performance through the date of termination, payable within fifteen (15) days of Executive’s execution and non-revocation of the General Release specified in Section 4.5 or, if later, as soon as reasonably practicable following determination of such LTIP or bonus amounts; and

4.4.4     Vesting of all stock held by Executive pursuant to the Plan and vesting of all LTIP.as of the Change in Control, provided that if such termination occurs within ninety (90) days before the Change of Control, Executive will be treated as though he were employed through the date of Change of Control for vesting purposes.

4.4.5     Notwithstanding anything set forth herein to the contrary, if any payment or benefit Executive would receive from the Company or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Best Results Amount. The “Best Results Amount” shall be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Best Results Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation. Executive shall be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and Executive will not be reimbursed by the Company for any such payments. The Company shall select a professional services firm to make all of the determinations required to be made under this Section 4.4.5. The Company shall request that firm provide detailed supporting calculations both to the Company and Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to Executive at that time. For purposes of making the calculations required under this Section 4.4.5, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and Executive shall furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under this Section 4.4.5. The Company shall bear all costs the firm may reasonably incur in connection with any calculations contemplated by this Section 4.4.5 Any such determination by the firm shall be binding upon the Company and Executive, and the Company shall have no liability to Executive for the determinations of the firm.

4.5     Notwithstanding Sections 4.3 and 4.4 above, Executive shall only be entitled to the payments and benefits described in Section 4.3 or 4.4 if and only if, within twenty-one (21) days following termination of employment or Executive’s receipt of the General Release, whichever is later, Executive: (x) has executed and delivered to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto and has not revoked such General Release within seven (7) days of execution; and (y) has not: (i) breached the provisions of the General Release, (ii) materially breached Section 5 or 6 or (iii) breached Section 7.

4.6     If Executive’s employment and the Employment Period is terminated by the Company for Cause, then Executive shall only be entitled to the Accrued Benefits. For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) Executive’s conviction of, or pleading guilty or no contest or its equivalent, to a felony (other than minor traffic-related offenses) or other crime involving moral turpitude turpitude (acts involving dishonesty, fraud, deceit, misrepresentation, deliberate violence, or that reflect adversely on a CEO’s honesty, trustworthiness, or fitness as a CEO); (ii) Executive’s committing fraud, malfeasance, material dishonesty or material theft in connection with the performance of Executive’s duties to the Company; (iii) reporting to work under the influence of alcohol or illegal drugs, provided, that Executive’s consumption of alcoholic beverages at Company-related social events or client- (or potential-client-) related events shall not be deemed as a Cause event; (iv) substantial and repeated failure to perform duties as reasonably and lawfully directed by the Company’s Board, in each case in accordance with Section 2 (other than due to physical or mental incapacity), after notice of such breach and, if curable, an opportunity to cure such breach within 10 days; (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the business of the Company; (vi) any material breach of the Company’s personnel policies (e.g., sexual harassment) or (vii) any material breach of this Agreement, including, without limitation, a material breach of Sections 5 or 6; or (vii) any breach of Section 7 of this Agreement, after written notice of such breach, and, if curable, an opportunity to cure such breach, if curable, within 10 days.

4.7     If Executive’s employment and the Employment Period are terminated due to Executive’s death or Disability as that term is defined for purposes of Section 409A of the Internal Revenue Code (“Section 409A”), then Executive (or Executive’s legal representative or estate, if applicable) shall be entitled to the Accrued Benefits. In the event Executive is terminated due to Executive’s Disability, Executive shall also be paid any prior year’s bonus and a pro-rata bonus for the then current year. Such bonus payment shall be paid to Executive as soon as practicable following the Disability determination and the Company’s calculation of the bonus amount(s). Except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly provided for herein or as required by applicable law, Executive (or Executive’s legal representative or estate, if applicable) shall not be entitled to any other salary, compensation or benefits after termination of Executive’s employment and the Employment Period due to death or Disability.

4.8     For purposes of this Agreement, “Good Reason” shall mean, with respect to Executive, the occurrence of one or more of the following without Executive’s prior written consent: (i) the assignment to Executive of any duties, authority or responsibilities (including reporting responsibilities) or an adverse change in Executive’s title(s) that is materially inconsistent with Executive’s position; (ii) a material reduction by the Company in Executive’s then Base Salary or bonus opportunity unless such reduction is made, with Executive’s input, pursuant to an across-the-board base salary or bonus opportunity reduction applicable to all or substantially all executives of the Company (excluding any executive, including Executive, hired within the 12-month period prior to the effective date of such base salary reduction); (iii) the relocation of Employee’s office by more than thirty-five (35) miles; (iv) a material reduction of Executive’s annual Long Term Incentive Pay opportunity; or (v) a material breach by the Company of this Agreement; provided, that in order for Executive’s resignation for Good Reason to be effective: (x) Executive must deliver to the Company written notice detailing the specific circumstances alleged to constitute Good Reason within 60 days after the first occurrence of any such event, (y) the Company shall have 30 days after receipt of such notice during which the Company may remedy the occurrence giving rise to the claim for “Good Reason” termination, and if the Company cures such occurrence within such 30-day period there shall be no “Good Reason”.

4.9     In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

4.10     In the event Executive dies after termination of employment, but prior to the payment of any amounts due under this Section 4, such amounts shall be paid to Executive’s estate, except that if the Executive provides written notice to the Company’s senior human resources personnel of a designated beneficiary or designated beneficiaries then such amount shall be paid to such designated beneficiary or designated beneficiaries.

4.11     Notwithstanding any other provision of this Agreement, if following the termination of Executive’s employment and while Executive is entitled to payments under Section 4.3 or 4.4, but (i) the Company later determines that Cause with respect to Executive exists or existed on or prior to such termination of Executive’s employment or (ii) Executive materially breaches Section 5 or 6 of this Agreement or breaches Section 7, then except for Accrued Benefits that Executive is entitled to receive (x) Executive shall not be entitled to any payments pursuant to Section 4.3 or 4.4 or (y) any and all payments to be made by the Company to Executive pursuant to Section 4.3 or 4.4 shall be subject to full recourse and recovery by the Company.

4.12     Notwithstanding anything to the contrary herein, at all times the Company shall have the right to terminate the Employment Period.

5.     Confidential Information.

5.1     Executive acknowledges that the information, observations and data (including trade secrets) obtained by Executive while employed by the Company and its predecessors (including those obtained by Executive prior to the date of this Agreement) concerning the business or affairs of the Company, any of its Subsidiaries, joint ventures (“Joint Ventures”) or affiliates (“Confidential Information”), which Confidential Information the Executive shall have access to and shall be provided during the Employment Period, are the property of the Company or such Subsidiary, Joint Venture or affiliate. Therefore, Executive agrees that, other than for the execution of the duties and responsibilities required by this Agreement, Executive shall not disclose to any person or entity or use for Executive’s own benefit or purposes, or the benefit or purposes of any other person or entity, any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of the Company and its Subsidiaries and affiliates (“Third Party Information”), without the prior written consent of the Chairman of the Board of the Company. Confidential Information or Third Party Information shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of the Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of the Company or any Subsidiary, joint venture or affiliate which Executive may then possess or have under Executive’s control. Upon Termination, Executive may retain Executive’s cell phone, rolodex and similar address books provided that such items only include contact information; provided further that the Executive shall provide a copy of any Company related business contact information in such rolodex or similar address books to the Company promptly following the termination of the Employment Period.

5.2     Executive shall not use or disclose any confidential information or trade secrets of any former employers or any person or entity to whom Executive owes an obligation of confidentiality. If at any time during the Employment Period Executive believes Executive is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers or other persons or entities, Executive shall immediately advise the Chairman of the Board of the Company so that Executive’s duties can be modified appropriately. Executive represents and warrants to the Company that Executive took nothing with Executive which belonged to any former employer when Executive left Executive’s prior employment positions and that Executive has nothing that contains any information which belongs to any former employer, and, if at any time Executive discovers that the foregoing is incorrect, Executive shall promptly return any such materials to Executive’s former employer. The Company refuses access to any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

6.     Intellectual Property, Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the Company’s or any of its Subsidiaries’ or affiliates’ actual or anticipated business, research and development or existing or future products or services and which were or are conceived, developed, contributed to or made or reduced to practice by Executive (whether alone or jointly with others) while employed by the Company and any of its predecessors, whether before or after the date of this Agreement (“Work Product”), belong to the Company. Executive shall promptly disclose such Work Product to the Chairman of the Board and, at the Company’s expense, perform all actions reasonably requested by the Chairman of the Board of the Company (whether during or after the Employment Period) to establish and confirm such ownership (including assignments, consents, powers of attorney and other instruments). Executive acknowledges that all copyrightable Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended, and that the Company or such Company Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company or such Company Affiliate all right, title and interest, including a copyright, in and to such copyrightable work. The foregoing provisions of this Section 6 shall not apply to any invention that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information, except for those inventions that (i) relate to the Company’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for the Company.

7.     Non-Compete, Non-Solicitation; Mutual Non-Disparagement.

7.1     In consideration for (1) the agreement by Company to commence and continue Executive’s employment for the Employment Period, (2) the compensation to be paid to Executive hereunder, (3) Executive’s access to and receipt of Confidential Information of the Company as described herein; (4) the promise to provide Executive with equity opportunities in the Company; and (5) the Company’s promise to provide Executive with Confidential Information during the Employment Period, Executive agrees to the provisions of this Section 7. It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Section 7 to be reasonable and necessary for the purposes of preserving and protecting the Confidential Information and other legitimate business interests of the Company.

7.2     Executive further acknowledges that during the course of Executive’s employment with the Company, Executive has and shall continue to become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and that Executive’s services have been and shall continue to be of special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the Employment Period and during the Non-Compete Period (as defined below), Executive shall not, except as approved in advance by the Company’s Board Chairman, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in, any business or entity engaged in (i) any business that is conducted by the Company, on the Effective Date, which provides similar services or products in connection therewith, or (ii) the same or similar business entered into by the Company after the Effective Date during the Employment Period, (each of clauses (i) or (ii) a “Competing Business”) within the United States. Competing Business shall include all neurostimulation indications and other therapy areas that the Company is actively engaged at the time of Executive’s separation from employment, including but not limited to, product design, development and manufacturing, regulatory body clinical studies and submissions, distributions and marketing and partnerships, joint ventures and co-developments. Competing Business shall not include any business that is not the same or similar to the type of business conducted by the Company while Executive is CEO. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of any class of stock of a corporation engaged in a Competing Business, which class of stock is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the “Non-Compete Period” shall mean a period of time equal to one (1) year following termination of the Employment Period for any reason.

7.3     In addition, during the Non-Compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the six-month period prior to Executive’s termination or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company. Notwithstanding the foregoing, the provisions of this Section 7.3 shall not be violated by (A) general advertising or solicitation not specifically targeted at Company, Subsidiary or Joint Venture related persons or entities, (B) Executive serving as a reference, upon request, for any employee of the Company or any Subsidiary, or (C) actions taken by any person or entity with which Executive is associated if Executive is not personally involved in any manner in the matter and has not identified such Company, Subsidiary or Joint Venture related person or entity for soliciting or hiring

7.4     In addition, during the Employment Period and for two years thereafter (the “Non-Disparage Period”), Executive shall not make any negative or disparaging statements or communications regarding the Company, any of their respective products or practices, or any of their respective directors, officers, agents, representatives, direct or indirect equity holders or affiliates, either orally or in writing; provided that Executive may confer in confidence with Executive’s legal counsel and make truthful statements as required by law or legal process. During the Employment Period and the Non-Disparage Period, the Company and its respective directors and officers, while employed by the Company or serving as a director of the Company, as the case may be, shall not make any negative or disparaging statements or communications regarding Executive or Executive’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or as otherwise may be protected by legal privilege.

8.     Enforcement. If, at the time of enforcement of Sections 5, 6 and 7, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that the Company would suffer irreparable harm from a breach of Sections 5, 6 and 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Executive or the Company, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of a breach or violation by Executive or the Company of Section 7, the Non-Compete Period and/or the Non-Disparage Period shall be automatically extended by the amount of time between the initial occurrence of the breach or violation and when such breach or violation has been resolved. Executive and the Company acknowledge that the restrictions contained in Section 7 are reasonable and that each party has reviewed the provisions of this Agreement with Executive’s or its legal counsel.

9.     Additional Acknowledgments. In addition, Executive acknowledges that the provisions of Sections 5, 6 and 7 are in consideration of employment with the Company and additional good and valuable consideration as set forth in this Agreement. Executive also acknowledges that (i) the restrictions contained in Sections 5, 6 and 7 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living, (ii) the business of the Company and its Subsidiaries and affiliates will be national in scope and (iii) notwithstanding the state of formation or principal office of the Company or residence of any of its executives or employees (including Executive), it is expected that the Company and its Subsidiaries and affiliates will have business activities and have valuable business relationships within its industry throughout the United States of America. Executive agrees and acknowledges that the potential harm to the Company and its Subsidiaries and affiliates of the non-enforcement of Sections 5, 6 and 7 outweighs any potential harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and consulted with legal counsel of Executive’s choosing regarding its contents, has given careful consideration to the restraints imposed upon Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its Subsidiaries and affiliates now existing or to be developed in the future. Executive and the Company expressly agree and acknowledge that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

10.     Executive’s Cooperation. During the Employment Period and thereafter, Executive shall reasonably cooperate with the Company and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company to the extent that such investigation, proceeding or dispute may relate to matters in which Executive has knowledge as a result of Executive’s employment with the Company or Executive’s serving as an officer or director of the Company and its Subsidiaries (including Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). Without limiting the generality of the foregoing, to the extent that the Company seeks such assistance, the Company shall use reasonable business efforts, whenever possible, to provide Executive with reasonable advance notice of its need for Executive’s assistance and will attempt to coordinate with Executive the time and place at which Executive’s assistance will be provided with the goal of minimizing the impact of such assistance on any other material pre-scheduled business commitment that Executive may have. In the event the Company requires Executive’s reasonable assistance or cooperation in accordance with this Section 10, the Company shall reimburse Executive for reasonable travel expenses (including lodging and meals) upon submission of receipts and the fees and expenses of counsel for Executive. If the cooperation needed by the Company is not for attendance at a legal proceeding, the Parties shall mutually agree on compensation to be paid to Executive for his time and expenses associated with his assistance on the particular matter.

11.     Executive’s Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has consulted with independent legal counsel regarding Executive’s rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

12.     Corporate Opportunity. Executive shall submit to the Chairman of the Board of the Company all material business, commercial and investment opportunities, or offers presented to Executive or of which Executive becomes aware at any time during the Employment Period which relate to the business of the Company (“Corporate Opportunities”). Unless approved by the Chairman of the Board of the Company, Executive shall not accept or pursue, directly or indirectly, any Corporate Opportunities on Executive’s own behalf.

13.     Insurance for Company’s Own Behalf. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Further to applicable law restricting disclosure of protected health and genetic information, Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.

14.     Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes, together with any interest, penalties and related expenses thereto. The Company and Executive shall discuss in good faith and agree to a mutually acceptable and reasonable payment schedule with respect to any amounts due to the Company from Executive pursuant to the immediately preceding sentence.

15.     Survival. The rights and obligations of the parties under this Agreement shall survive as provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions following the termination of Executive’s employment with the Company or any Successor, regardless of the manner of or reasons for such termination.

16.     Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses or facsimile numbers:

Notices to Executive:

Scott F. Drees

3010 Hood Street

Dallas, TX 75219

Notices to the Company:

Nuvectra Corporation
Chairman of the Board of Directors
5830 Granite Parkway, 11th Floor
Plano, TX 75024

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 16 or by facsimile transmission to the facsimile number as provided for in this Section 16, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Saturday, Sunday or any day on which banks located in the State of Texas are authorized or obligated to close (a “Business Day”), then on the next proceeding Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 16, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address as provided for in this Section 16, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 16. Any party hereto from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

17.     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

18.     Complete Agreement. Unless otherwise specifically stated herein, this Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

19.     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

20.     Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

21.     Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company. The Company may only assign this Agreement to a successor to all or substantially all of the business and/or assets of the Company. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise. This Agreement and the Company’s rights hereunder may be enforced by Parent.

22.     Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

23.     Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Chairman of the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

24.     Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF COLLIN, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE STATE OF TEXAS WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 24. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF COLLIN, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

25.     Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED-FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

26.     Arbitration.

26.1     Except with respect to disputes and claims under Sections 5, 6 and 7 (which the parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified herein and with respect to which each party shall bear the cost of its own attorneys’ fees and expenses, except to the extent otherwise required by applicable law), each party hereto agrees that arbitration, pursuant to the procedures set forth in the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (as adopted and effective as of June 1, 1997 or such later version as may then be in effect) (the “AAA Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of Executive by the Company (including any Claim regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.

26.2     The parties hereto agree that (i) one arbitrator shall be appointed pursuant to the AAA Rules to conduct any such arbitration, (ii) all meetings of the parties and all hearings with respect to any such arbitration shall take place in Plano, Texas and (iii) each party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto.

26.3     In addition, the parties hereto agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto), (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction pursuant to Section 24 and (iii) the arbitrator shall have no authority to commit an Error of Law (as defined below) in its decision, judgment, ruling, finding, award or other determination, and on appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination, a court having proper jurisdiction pursuant to Section 24 may vacate any such decision, judgment, ruling, finding, award or other determination to the extent containing an Error of Law. For purposes of this Agreement, an “Error of Law” means any decision, judgment, ruling, finding, award or other determination that is inconsistent with the laws governing this Agreement pursuant to Section 22. Any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder (collectively, the “Arbitration Information”) shall be kept confidential by the parties subject to Section 26.4, and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.

26.4     In the event that any party or such party’s affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Arbitration Information (the “Disclosing Party”), such Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 26. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as the other party shall designate. Notwithstanding anything in this Section 26 to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the disclosing party’s acts or omissions or the acts or omissions of such party’s affiliates, associates or representatives. The parties agree that, subject to the right of any party to appeal or move to vacate or confirm any decision, judgment, ruling, finding, award or other determination of an arbitration as provided in this Section 26, the decision, judgment, ruling, finding, award or other determination of any arbitration under the AAA Rules shall be final, conclusive and binding on all of the parties hereto; provided, however, nothing in this Section 26 shall prohibit any party hereto from instituting litigation to enforce any final decision, judgment, ruling, finding, award or other determination of the arbitration.

27.     Deferred Compensation Provisions. Notwithstanding any other provision herein:

27.1     The parties hereto intend that payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

27.2     A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For all purposes of this Agreement, references herein to “termination,” “termination of the Employment Period,” “resignation” or other terms of similar import shall in each case mean a “separation from service” within the meaning of Section 409A.

27.3     For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a discrete length of time (e.g., “within 15 days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

27.4     In no event shall any payment under this Agreement that constitutes nonqualified deferred compensation subject to Section 409A be subject to offset unless otherwise permitted by Section 409A.

27.5     To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

27.6     To the extent that Executive is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payments provided in any other Section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a payment of nonqualified deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions that would otherwise be payable, distributable or settled during the six-month period after separation from service, shall not be made during such six-month period, and any such payment, distribution or benefit instead shall be paid, distributed or settled on the first business day after such six-month period; provided that if Executive dies following the date of separation from service and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Section 409A of the Code, such payments, distributions or benefits shall be paid or provided to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date indicated below.

NUVECTRA CORPORATION

By:	/s/ Joe A. Miller
Dr. Joseph A. Miller, Jr
Chairman of the Board of Directors

/s/ Scott F. Drees
Scott F. Drees

January 13, 2017
Date

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